United States
Securities and Exchange Commission
Washington, DC 20549
___________

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☑

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Consent Revocation Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))
☐ Definitive Consent Revocation Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
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Presidential Life Commences Mailing of Consent Revocation Materials to Stockholders

•	Warns stockholders to disregard Herb Kurz’s attempt to appoint his handpicked Board of Directors and regain the CEO position at the age of 89
•	Sends letter to stockholders urging them to reject Mr. Kurz’s proposals

Nyack, N.Y. (December 7, 2009) — Presidential Life Corporation (“Presidential Life” or “the Company”) (Nasdaq: PLFE), a leading life insurance company, today announced that it has filed a Definitive Consent Revocation Statement with the Securities and Exchange Commission urging stockholders to reject the proposals put forward by Mr. Herbert Kurz.  The Company also mailed copies of the Statement to all stockholders of record together with a GOLD Consent Revocation Card.  Included in the mailing is a letter to stockholders from William M. Trust, Jr., Presidential Life’s Lead Independent Director, a copy of which follows this press release.

In light of the inherent conflicts involved in responding to the Kurz Consent Solicitation Statement, given Herbert Kurz’s position as a director of the Company, the Board delegated to the Independent Committee the authority to respond to the Kurz Consent Solicitation. The Independent Committee is comprised of all seven independent directors of the Company.

William M. Trust, Jr., presiding lead independent director of the Company, commented: “When Mr. Kurz stepped down as CEO in May this year, he pledged his full support for his agreed successor, Donald Barnes, so we are surprised that he has now initiated this disruptive and costly consent solicitation.  I have great confidence in the strength of our board of directors and senior management team and, despite this self-serving distraction by Mr. Kurz, we are committed to delivering against our strategic plan for the benefit of all our stockholders.”

The Independent Committee believes that Mr. Kurz’s actions are not in the best interests of the Company’s stockholders. Accordingly, the Independent Committee urges you to reject Mr. Kurz’s efforts to remove your Board and NOT to sign any White consent card sent to you by Mr. Kurz, but instead to sign, date and return the GOLD Consent Revocation Card.

Presidential Life also announced that, in connection with its intended solicitation of consent revocations, it has retained Proskauer Rose LLP as its legal advisor and Innisfree M&A Incorporated as its solicitor for consent revocations.

About Presidential Life
Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities and life insurance products to financial service professionals and their clients. Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its product in 49 states and the District of Columbia. For more information, visit our website www.presidentiallife.com.

Contacts

Presidential Life
Donald Barnes
Chief Executive Officer
Presidential Life Corporation
(845) 358-2300 ext. 250

Or

Brunswick Group
Stan Neve / Greg Faje
212-333-3810

Copy of letter to stockholders from William M. Trust, Jr., Presidential Life’s Lead Independent Director follows:

December 7, 2009

Dear Fellow Stockholder:

The Board of Directors and management of Presidential Life Corporation (the ‘‘Company’’) are focused on growing the business, improving performance and generating enhanced value for all stockholders. We have a strong team, the right plan and good business momentum. Under the leadership of our new Chief Executive Officer and President, Donald L. Barnes, we have introduced the Company’s first strategic plan and, in the six months since Mr. Barnes was appointed, we have made good progress in delivering against that plan. In addition, we have made significant progress over the past year in enhancing our corporate governance structure and practices, including the appointment of five new independent directors to our Board of Directors (‘‘Board’’) in 2008 and the appointment of William M. Trust, Jr., as lead independent director in 2009.

Notwithstanding the significant achievements of the Board you elected six months ago, Mr. Herbert Kurz, Presidential Life’s Chairman and former CEO, has initiated a consent solicitation to remove eight of those nine directors (all of the directors other than Mr. Kurz), without cause, and reinsert himself as CEO and President at the age of 89. In doing so, Mr. Kurz is trying to overturn the Company’s carefully considered and unanimously adopted succession plan, which he himself approved, for what appear to be purely self-serving reasons. We are convinced that Mr. Kurz’s takeover would interfere with the strategic plan that is already producing value for stockholders. For the reasons detailed below, the Independent Committee1, acting on behalf of Presidential Life’s Board of Directors, has determined that Mr. Kurz’s consent solicitation is not in the best interests of Presidential Life or its stockholders.

We urge you to promptly sign, date and return the enclosed GOLD Consent Revocation Card today. Please do not return any White consent card you may receive from Mr. Kurz.

MR. KURZ, IT’S TIME TO LET THE SUCCESSION PLAN SUCCEED!

Presidential Life’s current CEO and President, Don Barnes, assumed the role in May 2009 in accordance with a succession plan demanded by ratings agencies. The succession plan was unanimously approved by the Board of Directors in April 2008 after extensive consultation between the Board and Mr. Kurz. Mr. Kurz chose Mr. Barnes as his successor, voted in favor of his appointment and made numerous public statements emphasizing his full support for his designated successor.

The Independent Committee believes that Mr. Kurz’s attempts to reinsert himself into the day-to-day business activities of the Company, at the age of 89, are impractical and simply not in the best interests of the Company; rather, they are a misguided response to his personal unhappiness at no longer running the company he founded.

We do not believe stockholders should humor Mr. Kurz, nor simply ignore the issue of his advanced age. The Independent Committee believes that, due to his years, Mr. Kurz is no longer capable of the demands of full-time, hands-on management of a public company. We note that only 1% of S&P 500 companies have a CEO who is 70 or older, and none have appointed a new CEO over the age of 70. Mr. Kurz will turn 90 in March 2010.2

1The Independent Committee is comprised of all seven independent directors of Presidential Life, including four chosen by Mr. Kurz himself. The Board appointed all seven independent directors of the Company to the Independent Committee and delegated to it the authority to respond to Mr. Kurz’s consent solicitation.

2 Research from Spencer Stuart’s 14th annual ‘‘Route to the Top.” Survey was based on the S&P 500 ranking as of April 18, 2008.

The Independent Committee is concerned that Mr. Kurz’s return as the Company’s CEO and President would reverse the progress already made and jeopardize the financial strength rating of the Company. Several ratings agencies — Moody’s, S&P and A.M. Best — all expressed concern regarding Mr. Kurz’s advanced age and the absence of a succession plan when previously assessing the Company’s financial strength. It is clear that Mr. Kurz’s age would be a significant disadvantage to the Company as we focus on our goal of raising A.M. Best’s rating to the ‘‘A’’ category.

While Mr. Kurz states that he will only serve as ‘‘interim’’ CEO and President, we note that he makes no affirmative commitment to hire a permanent replacement or to do so within any identified time frame. We in fact question whether he has the focus and stamina required for such a task. Importantly, there would be no ready successor if Mr. Kurz were to become ill or otherwise unable to fulfill his duties — as was the case in 2002 when Mr. Kurz suffered a broken hip and Mr. Barnes (then President of the insurance company) was required to shoulder much of the day-to-day responsibility for running the Company.

THE CURRENT BOARD AND MANAGEMENT ARE ALREADY DELIVERING
ON THE BOARD-APPROVED STRATEGIC PLAN TO
BUILD LONG-TERM VALUE FOR ALL STOCKHOLDERS

You should be aware that your Company’s first and only strategic plan was approved by the full Board in November 2008. The priority of your Board of Directors and management team over the past six months has been and will continue to be to diligently implement that three-year plan, positioning the Company for additional growth opportunities. Key strategic goals set for 2009 include:
• Increasing new premiums at an annualized rate of 30% in 2009
• Increasing profitable deferred immediate and immediate annuity sales
• Diversifying our lines of business
• Raising our A.M. Best financial strength rating to ‘‘A’’ category in approximately three years
• Continuing to optimize the investment portfolio with a disciplined approach

Our recent third quarter results demonstrate the business momentum that has already been generated, with total revenues up 22.9% for the first nine months of 2009 from the prior year. Revenues from sales of single premium annuities are up 28.5%, with $175.1 million in new premiums year-to-date, representing 90% of our strategic goal for the full year 2009. We have also made good progress in diversifying our lines of business with the introduction of two new products since May (Simplified Issue Whole Life Policy in May and Dental Insurance Policy in November 2009). Our investment portfolio has already recovered significantly, in line with the broader market, following an extremely difficult period of global economic turmoil.

Mr. Kurz never had a strategic plan during his tenure as CEO and President of Presidential Life and he has not proffered any plan detailing how he and his nominees will deliver greater value for stockholders than your Board and management team. Mr. Kurz’s nominees lack the specific qualifications in insurance operations necessary to achieve growth and deliver value. They have been hand-picked to fulfill the only ‘‘plan’’ that Mr. Kurz has put forward — to reinstate himself as CEO!

In contrast, Presidential Life’s current directors bring a collective wealth of industry knowledge and have consistently acted in the best interests of all stockholders. Mr. Kurz’s desire to regain control is no reason to discard that knowledge and experience. The Independent Committee believes that removing the directors elected just six months ago — elected with the support of Mr. Kurz’s votes and the votes of other shareholders — will undo recent gains before the benefits of the Company’s strategic plan have been fully realized.

YOUR BOARD OF DIRECTORS HAS WORKED PROACTIVELY TO ENHANCE OUR CORPORATE GOVERNANCE STANDARDS

During Mr. Kurz’s tenure as CEO, scant attention was given to implementing good corporate governance standards. RiskMetrics, a leading corporate governance and stockholder advisory agency, cited the lack of an independent Board chairman and failure to identify a Nominating Committee in its recommendations with respect to the 2009 Annual Meeting of Stockholders. Since Mr. Kurz agreed to relinquish the CEO position in April 2008, significant corporate governance improvements have been made by Presidential Life’s Board and management:
•	Five new independent directors have been added to the Company’s Board
•	William M. Trust, Jr., a highly experienced executive, has been appointed as lead independent director
•	A Nominating and Governance Committee has been appointed, as identified on the Company’s website
•	An independent insurance industry financial expert has been appointed to the Audit Committee
•	The annual director retainer has been reduced by 15%
•	The Compensation Committee and Finance/Investment Committee responsibilities and focus have been redefined
•	Board committee charters have been posted on the Company website

The Independent Committee believes that replacing the Board with Mr. Kurz’s hand-picked slate of nominees would not be in the interests of sound corporate governance and would not be beneficial to stockholders.

NEW FACTS INDICATE A PATTERN OF SELF-DEALING BY MR. KURZ

The Independent Committee has recently become aware of a troubling pattern of conduct that demonstrates Mr. Kurz’s untrustworthiness and unsuitability to be the CEO and principal steward of the public company in which you have invested:
•
An investigation into the tax returns for the Kurz Family Foundation, Ltd., which holds approximately 20.8% of our outstanding common stock, and of which Mr. Kurz is a director, reveals that Mr. Kurz has engaged in a pattern of apparent self-dealing and use of charitable assets for noncharitable personal expenses. A special committee of the independent directors of the Company has commenced an internal investigation and has retained independent counsel. The Company has informed the New York State Insurance Department (‘‘NYSID’’) of its investigation and is cooperating with an investigation being conducted by the NYSID. The New York State Insurance Department has issued a subpoena to the Foundation with respect to certain expenditures made by the Foundation.

•
A review of the Company’s health insurance plan revealed that Mr. Kurz had caused his daughter, members of their extended family, his personal aide and his wife’s personal health care provider to be covered by the plan even though they were ineligible to participate under the plan because they were not employees of Presidential Life. The Independent Committee has caused the Company to notify the individuals and the health insurer that such participants are not eligible to participate in the plan and have been removed.

Additional information regarding these matters will be posted on the Company’s website at
http://www.presidentiallife.com/consentrevocation/.

This pattern of conduct further supports the view of the Independent Committee that Mr. Kurz’s return to the Company in the CEO role would be harmful to the Company and its stockholders. We believe Mr. Kurz’s motives are purely self-serving and his actions would not be in the best interests of all stockholders. In contrast, our strong Board of Directors and experienced management team are focused on growing the business, improving performance and generating enhanced value for all stockholders.

We urge you to sign, date and return your GOLD Consent Revocation Card today. Please do not return any White consent card you may receive from Mr. Kurz.

Thank you for your support,

William M. Trust, Jr.
Lead Independent Director